Exhibit 99.1

Progenity Provides Corporate Update and Reports

Third Quarter 2021 Financial Results

Added important patents further protecting the company’s therapeutic delivery technologies

Added strong biotherapeutics capabilities to management team and board of directors

Implemented cost-cutting measures expected to result in approximately $145 million in cost savings on an annual basis1

Management will host conference call and webcast today at 4:30 p.m. Eastern / 1:30 p.m. Pacific

SAN DIEGO, November 10, 2021 – Progenity, Inc. (Nasdaq: PROG), an innovative biotechnology company, today provided a corporate update and reported financial results for the third quarter ended September 30, 2021.

During the third quarter, Progenity added four patents related to its ingestible device and method technologies designed for delivery of therapeutics via the gastrointestinal (GI) tract, further strengthening one of the most robust patent portfolios of its kind.

Progenity also recently added key biotechnology and biotherapeutics leadership capabilities with proven financial leadership and extensive pharmaceutical industry experience by appointing Adi Mohanty as Chief Executive Officer and Jill Howe as a member of the Board of Directors and chair of the Audit Committee.

In the third quarter Progenity continued its strategic transformation directed at significantly reducing its cash-burn rate while accelerating its transition to an innovation-led biotherapeutics company focused on its oral delivery of biotherapeutics and its GI-targeted therapeutics platforms. As part of its strategic transformation, Progenity is in the process of implementing previously announced operating cost-cutting measures that are expected to result in cost savings of approximately $145 million on an annual run-rate basis1, and it plans to continue to optimize its capital allocation.

“Progenity is making great strides in its transformation into a biotherapeutics company. I’m looking forward to accelerating this process, and to helping the company efficiently advance its innovation pipeline, which has great potential to impact the diagnosis and treatment of serious diseases,” said Adi Mohanty, Chief Executive Officer of Progenity.

1 Compared to Q2 2021 cash expenses annual run rate

Third Quarter 2021 Results and Other Corporate Highlights

•
Added four patents related to its ingestible technologies for delivery of therapeutics via the GI tract, including methods and devices for delivery of a therapeutic agent into GI tissue for systemic uptake, methods of treating ulcerative colitis using an ingestible device that is designed to deliver a JAK inhibitor directly to the proximal part of the large intestine, and treatment of a disease of the gastrointestinal tract with a SMAD7 inhibitor and with a chemokine/chemokine receptor inhibitor.
•
Entered into an additional partnership with a large pharmaceutical company to evaluate its therapeutic with Progenity’s Oral Biotherapeutics Delivery System (OBDS) currently under development. This marks the company’s third collaboration for the OBDS, further demonstrating industry interest in the platform’s potential for the oral delivery of large molecules.
•
Continued to make progress with device and manufacturing improvements for both OBDS and Drug Delivery System (DDS) programs, and further refined its animal models and its understanding of likely performance in humans.
•
Held its first Inflammatory Bowel Disease Clinical Advisory Board meeting. The world-renowned advisory board members reviewed the preclinical and clinical data to date and aligned on the clinical program for the remainder of 2021 and 2022.
•
Added biotechnology and biotherapeutics capabilities to the management team and Board of Directors with the appointment of Adi Mohanty as the new CEO and member of the Board of Directors, and the appointment of Jill Howe as a member of the Board of Directors and chair of the Audit Committee. The company also improved its corporate governance profile with the appointment of its lead independent director, Jeffrey Alter, as Chairman of the Board of Directors.
•
Raised approximately $40 million in gross proceeds from an underwritten public offering in August 2021 and raised an additional $20 million in gross proceeds from a registered direct offering in October 2021. Progenity also received $19.6 million in gross proceeds from warrant exercises in the second half of 2021 to date.
•
Engaged advisory firm and launched managed process to license the PreecludiaTM test to commercial partners, with an approximately $3 billion dollar market in the US alone. Progenity also received an important patent allowance for one of the key assays, strengthening the growing IP portfolio for the test and supporting ongoing licensing efforts.

Third Quarter 2021 Financial Results

Comparison of Three Months Ended September 30, 2021 and June 30, 2021

The company generated $9.6 million in revenues during the third quarter, out of which $9.4 million came from discontinued operations. Operating expenses were $30.7 million for the three months ended September 30, 2021, compared to $36.1 million for the three months ended June 30, 2021.

Net loss was $43.7 million for the three months ended September 30, 2021 and net loss per share was $0.46, compared to net loss of $78.5 million and net loss per share of $1.23 for the three months ended June 30, 2021.

Net loss from discontinued operations was $6.9 million for the three months ended September 30, 2021 and net loss per share for discontinued operations was $0.07, compared to a net loss from discontinued operations of $37.1 million and net loss per share of $0.58 for the three months ended June 30, 2021.

Comparison of Three Months Ended September 30, 2021 and 2020

Operating expenses were $30.7 million for the three months ended September 30, 2021, compared to $30.7 million for the three months ended September 30, 2020.

Net loss was $43.7 million for the three months ended September 30, 2021 and net loss per share was $0.46, compared to net loss of $47.1 million and net loss per share of $1.01 for the three months ended September 30, 2020.

Net loss from discontinued operations was $6.9 million for the three months ended September 30, 2021 and net loss per share for discontinued operations was $0.07, compared to net loss from discontinued operations of $13.9 million and net loss per share of $0.30 for the three months ended September 30, 2020.

Webcast and Conference Call Information

Progenity will host a webcast and conference call to discuss the third quarter financial results and answer investment community questions today, Wednesday, November 10, 2021 at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live call may be accessed by dialing 833-519-1237 for domestic callers and 914-800-3810 for international callers and entering the conference code: 9763335. A live webcast and archive of the call will be available online from the investor relations section of the company website at www.progenity.com.

About Progenity

Progenity, Inc. is a biotechnology company innovating in the fields of women's health, gastrointestinal health and oral biotherapeutics. Progenity applies a multi-omics approach, combining genomics, epigenomics, proteomics, and metabolomics to its molecular testing products and to the development of a suite of investigational ingestible devices designed to provide precise diagnostic sampling and drug delivery solutions. Progenity’s vision is to transform healthcare to become more precise and personal by improving diagnoses of disease and improving patient outcomes through localized treatment with targeted therapies.

For more information, visit www.progenity.com or follow the company on LinkedIn or Twitter.

Safe Harbor Statement or Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts included in this press release, including statements concerning the progress and future expectations of our research and development efforts, the strength of our intellectual property portfolio, the anticipated timing for development of our drug discovery and delivery systems, expectations regarding future cash burn, expectations regarding cost savings resulting from cost-cutting measures, the potential for partnerships with the OBDS platform and the potential performance of OBDS and DDS programs in humans are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our plans, estimates, and expectations, as of the date of this press release. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this press release. Such risks, uncertainties, and other factors include, among others, our ability to develop and commercialize our testing products, our ability to innovate in the field of precision medicine, our ability to obtain and maintain regulatory approval or clearance of our products on expected timelines or at all, our plans to research, develop, and commercialize new products, the unpredictable relationship between preclinical study results and clinical study results, our expectations regarding future test volumes and revenues, our expectations regarding our in network position, anticipated capacity for our tests, our ability to raise sufficient capital to achieve our business objectives, the ongoing COVID-19 pandemic, and those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Progenity’s Annual Report on Form 10-K for the period ended December 31, 2020 filed with the SEC and other subsequent documents, including Quarterly Reports, that we file with the SEC.

Progenity expressly disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Robert Uhl

Managing Director, Westwicke ICR

ir@progenity.com

(619) 228-5886

Media Contact:

Kate Blom-Lowery

CG Life

media@progenity.com

(619) 743-6294

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	September 30, 2021	June 30, 2021
Revenues	$182	$463
Cost of sales	—	—
Gross profit	182	463
Operating expenses:
Research and development	12,226	13,401
Selling and marketing	573	2,006
General and administrative	17,944	20,709
Total operating expenses	30,743	36,116
Loss from operations	(30,561)	(35,653)
Interest expense	(3,458)	(3,502)
Loss on warrant liability	(3,322)	(5,146)
Interest and other income, net	467	2,901
Loss from continuing operations	(36,874)	(41,400)
Loss from discontinued operations	(6,870)	(37,131)
Net loss	$(43,744)	$(78,531)
Net loss per share from continuing operations, basic and diluted	$(0.38)	$(0.65)
Net loss per share from discontinued operations, basic and diluted	$(0.07)	$(0.58)
Net loss per share, basic and diluted	$(0.46)	$(1.23)
Weighted average shares outstanding, basic and diluted	95,846,672	63,942,298

Progenity, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2021	2020
		(1)
Revenues	$182	$56
Cost of Sales	—	—
Gross profit	182	56
Operating Expenses:
Research and development	12,226	13,043
Selling and marketing	573	1,563
General and administrative	17,944	16,116
Total operating expenses	30,743	30,722
Loss from operations	(30,561)	(30,666)
Interest expense	(3,458)	(2,457)
Loss on warrant liability	(3,322)	—
Interest and other income (expense), net	467	(19)
Loss from continuing operations	(36,874)	(33,142)
Loss from discontinued operations	(6,870)	(13,923)
Net loss	$(43,744)	$(47,065)
Net loss per share from continuing operations, basic and diluted	$(0.38)	$(0.71)
Net loss per share from discontinued operations, basic and diluted	$(0.07)	$(0.30)
Net loss per share, basic and diluted	$(0.46)	$(1.01)
Weighted average shares outstanding, basic and diluted	95,846,672	46,632,043

1. The condensed consolidated statement of operations for the three months ended September 30, 2020 has been adjusted to reflect discontinued operations.

Progenity, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2021	December 31, 2020
		(1)
Assets
Current assets:
Cash and cash equivalents	$54,136	$91,520
Accounts receivable, net	1,917	6,634
Prepaid expenses and other current assets	10,372	8,107
Current assets of disposal group held for sale	26,545	20,077
Total current assets	92,970	126,338
Property and equipment, net	4,564	8,106
Other assets	147	169
Long-term assets of disposal group held for sale	—	19,827
Total assets	$97,681	$154,440
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$7,989	$12,657
Accrued expenses and other current liabilities	40,850	51,206
Warrant liability	42,402	—
Current portion of mortgages payable and capital lease obligations	110	338
Current liabilities of disposal group held for sale	11,922	8,469
Total current liabilities	103,273	72,670
Mortgages payable and capital lease obligations, net of current portion	1,219	1,317
Convertible notes, net	156,045	158,886
Embedded derivative liability	—	18,370
Other long-term liabilities	14,110	8,239
Long-term liabilities of disposal group held for sale	—	1,952
Total liabilities	$274,647	$261,434
Stockholders' deficit:
Common stock	83	59
Additional paid-in capital	537,548	452,992
Accumulated deficit	(695,813)	(541,274)
Treasury stock	(18,784)	(18,771)
Total stockholders' deficit	(176,966)	(106,994)
Total liabilities and stockholders' deficit	$97,681	$154,440

1. The condensed consolidated balance sheet data at December 31, 2020 has been derived from the audited consolidated financial statements, with adjustments to reflect the assets and liabilities held for sale.